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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Advanced Environmental Recycling Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADVANCED ENVIRONMENTAL

RECYCLING TECHNOLOGIES, INC.
914 N Jefferson Street (72764)
Post Office Box 1237
Springdale, Arkansas 72765
(479) 756-7400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Thursday, July 22, 2004

To the Stockholders:

      The annual meeting of stockholders of Advanced Environmental Recycling Technologies, Inc. will be held at the Northwest Arkansas Holiday Inn Convention Center, Springdale, Arkansas at 7:00 p.m., local time, Thursday, July 22, 2004, to consider and act upon the following matters, all as more fully described in the accompanying proxy statement which is incorporated herein by this reference:

1. To elect nine members to the board of directors to serve until the next annual meeting of stockholders and until their respective successors shall be elected and qualify,

2. To ratify the appointment of Tullius Taylor Sartain & Sartain LLP as independent public accountants of the company for the year ending December 31, 2004, and

3. To transact such other business and to consider and take action upon any and all matters that may properly come before the annual meeting or any adjournment thereof.

      The board of directors has fixed the close of business on May 28, 2004, as the record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting and any adjournment thereof.

Sincerely,

Marjorie S. Brooks
Secretary

June 22, 2004

      A proxy card and annual report of the company for the year ended December 31, 2003, are enclosed. It is important that your shares be represented whether or not you attend the meeting. Registered stockholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear on the proxy card. You can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the annual meeting. The tabulating agent maintains the confidentiality of the proxies throughout the voting process. We hope that you can attend this meeting in person, but if you cannot do so please vote your proxy now.

YOUR VOTE IS IMPORTANT

ADVANCED ENVIRONMENTAL
RECYCLING TECHNOLOGIES, INC.
914 N Jefferson Street (72764)
Post Office Box 1237
Springdale, Arkansas 72765
(479) 756-7400

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

      The enclosed proxy is solicited on behalf of the board of directors of Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (the “Company”), for use at the annual meeting of stockholders to be held at the Northwest Arkansas Holiday Inn Convention Center, Springdale, Arkansas, at 7:00 p.m. local time, Thursday, July 22, 2004, and at any adjournments thereof. The notice of meeting, proxy statement and form of proxy are being mailed to stockholders on or about June 25, 2004.

      A proxy may be revoked by delivering a written notice of revocation to the principal office of the Company or in person at the meeting at any time prior to the voting thereof.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      At May 28, 2004, the record date, there were 30,155,169 shares of Class A common stock, 1,465,530 shares of Class B common stock and 900 shares of Series B preferred stock issued and outstanding. There were also 1,860 shares of Series A and C preferred stock issued and outstanding, but these shares are non-voting except in those instances where Delaware law expressly requires otherwise and have no voting rights with respect to the matters intended to be submitted to a vote of the stockholders at this upcoming meeting. Each outstanding share of Class A common stock entitles the holder thereof to one vote on matters submitted to the stockholders and each share of Class B common stock entitles the holder thereof to five votes on matters submitted to the stockholders. The Series B preferred stock is entitled to vote on all matters submitted to a vote of stockholders and has voting rights of 2,500 votes per share of Series B preferred stock. As of May 28, 2004, the holders of the Class B common stock are entitled to an aggregate of 7,327,650 votes and the holders of the Series B preferred stock are entitled to an aggregate of 2,250,000 votes. The holders of record of the Class A common stock, Class B common stock and Series B preferred stock outstanding on May 28, 2004, will vote together as a single class on all matters submitted to stockholders and such other matters as may properly come before the annual meeting and any adjournments.

      The enclosed form of proxy provides a method for stockholders to withhold authority to vote for any one or more nominees (See “Election of Directors” for the method of withholding authority to vote for directors). By withholding authority, shares will not be voted either for or against a particular matter but will be counted for quorum purposes. Abstentions and brokers’ “non-votes”, if any, are counted for purposes of determining a quorum but will have no effect on the election of directors or other matters intended to be submitted to a vote of the stockholders.

      As of the record date, the Company’s executive officers and directors beneficially own approximately 41.0% of the currently outstanding shares of Class A common stock, 93.9% of the shares of Class B common stock, approximately 88.9% of the currently outstanding shares of Series B voting preferred stock, and collectively beneficially owned shares representing approximately 50.8% of the votes entitled to be cast upon matters submitted at the annual meeting. As of the record date, Marjorie S. Brooks and corporations controlled by her beneficially owned shares representing approximately 35.1% of the votes entitled to be cast and may be in a position to control the Company.

      The following table sets forth, as of May 28, 2004, certain information with regard to the beneficial ownership of the Company’s capital stock by each holder of 5% or more of the outstanding stock, by each named executive officer and director of the Company, and by all executive officers and directors as a group:

		Number of Shares
Name and Address	Title of	of Common		Percentage of Class	Percentage of
of Beneficial Owner	Class(1)	Stock(2)		Outstanding(2)(15)	Voting Power(2)(16)

Marjorie S. Brooks	Class A	11,314,159	(3)	30.2%	35.1%
	Class B	837,588	(4)	57.2%
	Preferred-
	Series A	425	(5)	15.4%
	Series B	400	(5)	14.5%
Joe G. Brooks	Class A	938,397	(6)	3.1%	5.9%
	Class B	284,396		19.4%
J. Douglas Brooks	Class A	935,573	(7)	3.1%	4.0%
	Class B	131,051		8.9%
Jerry B. Burkett	Class A	265,000	(8)	*	1.1%
	Class B	33,311		2.3%
Sal Miwa	Class A	506,963	(9)	1.7%	1.3%
Stephen W. Brooks	Class A	821,112	(10)	2.7%	3.1%
	Class B	89,311		6.1%
Jim Robason	Class A	81,282	(11)	*	*
	Preferred-
	Series A	80		2.9%
Melinda Davis	Class A	117,466	(12)	*	*
	Preferred-
	Series A	80		2.9%
Michael M. Tull	Class A	637,447	(13)	2.1%	4.1%
	Preferred-
	Series B	400		13.8%
Samuel L. “Tony” Milbank	Class A	574,999	(14)	1.9%	1.4%
	Preferred-
	Series A	15		*
Executive officers and directors	Class A	16,807,098		41.0%	50.8%
as a group (thirteen persons)	Class B	1,375,657		93.9%
P. O. Box 1237	Preferred-
Springdale, AR 72765	Series A	600		21.7%
	Series B	800		29.0%

*	Less than 1%

(1)	The Class B common stock is substantially identical to the Class A common stock, except that each share of Class B common stock has five votes per share and each share of Class A common stock has one vote per share. Each share of Class B common stock is convertible into one share of Class A common stock. Each share of preferred stock is convertible at the lower of $1.20 and the ten-trading day average of the Company’s Class A common stock, and would be convertible into 898 shares of Class A common stock, based upon the trading price prevailing at May 28, 2004. The Series B preferred stock (900 shares) has voting rights of 2,500 votes per share. No other preferred stock carries any voting rights except in those instances where Delaware law expressly requires otherwise.

(2)	Beneficial ownership of shares was determined in accordance with Rule 13d-3(d)(1) of the Exchange Act and included shares underlying outstanding warrants and options which the named individual had the right to acquire within sixty days (July 27, 2004) of May 28, 2004.

(3)	Includes 3,272,564 shares owned directly, 726,390 in trusts or corporations controlled by Mrs. Brooks, 425,000 shares issuable upon exercise of stock options, 3,000 shares issuable upon exercise of bonus warrants, 325,000 shares issuable upon exercise of Class C Warrants, 3,974,080 shares issuable upon exercise of Class F and Class G Warrants, 1,771,792 shares issuable upon exercise of Class H Warrants, 323,000 shares issuable upon exercise of Series X and Y warrants owned directly and 493,333 shares issuable upon exercise of Series X and Series Y Warrants owned indirectly through two corporations controlled by Mrs. Brooks.

(4)	Includes 403,946 shares owned directly by Mrs. Brooks and 433,642 shares owned by two corporations controlled by Mrs. Brooks. (Razorback Farms, Inc. is the record owner of 312,320 shares and Southern Minerals and Fibers, Inc. is the record owner of 121,322 shares, representing approximately 21.3% and 8.3%, respectively, of the Class B common stock). Excludes additional shares owned by adult children of Mrs. Brooks, including Joe G. Brooks, Stephen W. Brooks and J. Douglas Brooks, as to which she disclaims a beneficial interest.

(5)	Includes 425 shares of Series A preferred stock owned directly and 400 shares of Series B preferred stock owned indirectly by Mrs. Brooks. Razorback Farms, Inc. is the record owner of 165 shares. Brooks Investment Company is the record owner of 235 shares.

(6)	Includes 607,400 shares owned directly, 4,500 shares owned as custodian for Joe G. Brooks’ minor child, 38,205 shares owned as custodian for Brooks Children’s Trust, 1,500 shares issuable upon exercise of Bonus Warrants owned as custodian for Mr. Brooks’ minor child, 38,250 shares issuable upon exercise of Bonus Warrants owned as custodian for Brooks Children’s Trust, 1,875 shares issuable upon exercise of Bonus Warrants owned directly and 246,667 shares issuable upon exercise of stock options.

(7)	Includes 343,212 shares owned directly, 84,741 shares owned indirectly, 7,620 shares issuable upon exercise of bonus warrants and 500,000 shares issuable upon exercise of stock options.

(8)	Includes 38,000 shares owned directly, 2,000 shares owned by Mr. Burkett as custodian for his minor child, 10,000 shares owned by a partnership controlled by Mr. Burkett and 215,000 shares issuable upon exercise of stock options.

(9)	Includes 28,000 shares owned directly and 478,963 shares issuable upon exercise of stock options.

(10)	Includes 296,112 shares owned directly and 525,000 shares issuable upon exercise of stock options.

(11)	Includes 20,482 shares owned directly and 60,800 shares issuable upon exercise of Series X and Series Y warrants.

(12)	Includes 6,666 shares owned directly, 50,000 shares issuable upon exercise of stock options and 60,800 shares issuable upon exercise of Series X and Series Y warrants.

(13)	Includes 119,114 shares owned directly, 75,000 shares issuable upon exercise of stock options and 443,333 shares issuable upon exercise of Series X and Series Y warrants.

(14)	Includes 338,812 shares owned directly, 112,697 shares issuable upon exercise of Series X Warrants, 41,604 shares issuable upon exercise of Series Y Warrants, 31,886 shares issuable upon exercise of Class I Warrants, and 50,000 shares issuable upon exercise of stock options.

(15)	Class A common stock beneficial ownership was calculated by dividing the beneficial ownership of each individual by the sum of: (i) the total shares of Class A common stock outstanding at May 28, 2004, and (ii) the total shares underlying outstanding warrants and options which the named individual had the right to acquire within 60 days (July 27, 2004) of May 28, 2004. Class B common stock beneficial ownership is calculated based on 1,465,530 shares outstanding on May 28, 2004. Preferred stock beneficial ownership is calculated based on 2,760 shares outstanding on May 28, 2004. The calculation of Class A common stock beneficial ownership does not include the number of shares of Class A common stock issuable upon conversion of the separately reported shares of Series B preferred stock and Class B common stock held by that individual.

(16)	Calculated by dividing the voting rights of the beneficial ownership of each individual by the sum of: (i) the total votes available to be cast at May 28, 2004, and (ii) the total votes available to be cast by the total shares underlying all outstanding warrants and options which the individual had the right to acquire within 60 days of May 28, 2004 (July 27, 2004), assuming the exercise of all such warrants and options. The calculation of an individual’s percentage of voting power does not include the number of votes entitled to be cast by the shares of Class A common stock issuable upon conversion of the separately reported shares of Series B preferred stock and Class B common stock held by that individual.

      At May 28, 2004, there were 30,155,169 shares of Class A common stock and 1,465,530 shares of Class B common stock issued and outstanding. The previous table sets forth those directors, executive officers and 5% shareholders, as a group, beneficially owned shares representing approximately 50.8% of the votes entitled to be cast upon matters submitted to a vote of the Company’s stockholders, and Marjorie S. Brooks and corporations controlled by her beneficially owned shares representing approximately 35.1% of the votes entitled to be cast and may be in a position to control the Company.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

      The directors and executive officers of the Company as of May 28, 2004 are as follows:

Name	Age	Position

Joe G. Brooks	49	Chairman of the board of directors, co-chief executive officer and president
Sal Miwa	47	Vice-chairman of the board of directors
Stephen W. Brooks	47	Co-chief executive officer and director
J. Douglas Brooks	44	Senior vice-president — raw materials
Jim Precht	58	Senior vice-president — sales and marketing
Marjorie S. Brooks	68	Secretary, treasurer and director
Edward J. Lysen	66	Senior vice president and chief financial officer
Alford Drinkwater	52	Senior vice president — plastic operations
Jerry B. Burkett	47	Director
Michael M. Tull	50	Director
Samuel L. “Tony” Milbank	64	Director
Melinda Davis	61	Director
Jim Robason	66	Director

      The Company’s board of directors elected Joe G. Brooks as its chairman and the Company’s co-chief executive officer in December 1998, and he has served as president since February 2000. Mr. Brooks previously served as president and has been a director since the Company’s inception in December 1988. He was also previously chairman and CEO from inception until August 1993. He was a member of Clean Texas 2000, appointed by then Governor George W. Bush in 1995.

      In December 1998, the Company’s board of directors elected Sal Miwa as its vice-chairman. Mr. Miwa also served as chairman of the board between December 1995 and December 1998. He has been an outside director of the Company since January 1994. From 2000 to present, Mr. Miwa has been COO and director of RealRead Inc., an online document service company located in New York, New York. From 1995 to 2000, he was CEO/ President of Seiwa Optical America Corp., an importer/distributor of electronic and optical components for the semiconductor industry. For more than 20 years Mr. Miwa has been engaged in various international businesses and serves on boards of several closely held family businesses around the world. He received his master’s degree in Aerospace Engineering from the Massachusetts Institute of Technology.

      The Company’s board of directors elected Stephen W. Brooks as co-chief executive officer in December 1998. Mr. Brooks has served as its chief executive officer and has been a director since January 1996. Mr. Brooks was appointed CEO and chairman of the board of Razorback Farms, Inc. in January 1996. Razorback Farms is a Springdale, Arkansas based firm that specializes in vegetables processing. Mr. Brooks also serves on the board of the Ozark Food Processors Association.

      J. Douglas Brooks has served as executive vice-president and has been in charge of raw material sourcing and strategic relationships since 1998, and has been a senior vice president since September 2003. Mr. Brooks was vice-president of plastics from 1995 through 1998, was previously project manager for the

Company’s polyethylene recycling program with The Dow Chemical Company, and is a joint inventor on several of the Company’s process patents for recycling polyethylene film for composites.

      Jim Precht has served as executive vice-president of sales and marketing for the Company since February 2001, and senior vice president since September 2003. Mr. Precht was formerly general manager of Weyerhaeuser Building Materials’ Pittsburgh Customer Service Center with 32-years of industry experience.

      Marjorie S. Brooks has been secretary, treasurer and a director since the Company’s inception in December 1988. Mrs. Brooks has served as secretary and treasurer of Brooks Investment Co., a holding company for the Brooks’ family investments, for more than thirty years.

      Edward J. Lysen joined the Company in April 1999 as chief financial officer and has been a senior vice president since September 2003. Mr. Lysen has over 30 years experience in financial management. Prior to entering the private sector, Mr. Lysen was a consultant in the Management Consulting Group, KPMG-Peat Marwick from 1966 to 1979. From 1979 to 1992, Mr. Lysen was senior vice-president, CFO and on the board of Tuesday Morning, Inc., a publicly traded retailer. From 1993 to 1996, he served as chairman of the board and CFO of Distribution Data Management Systems, a computer service provider in the office products industry. In 1996, Mr. Lysen entered the financial planning industry with AAL, a leading fraternal benefits society. From 1998 to 1999, he was the CFO of Hairston Roberson, a leading designer and manufacturer of women’s fashion apparel. He has an MBA in Finance from Northwestern University and is a certified public accountant.

      Alford Drinkwater has served as senior vice president of plastic operations since September 2003 and from May 2000 until September 2003 was assistant to the chairman. Prior to joining the Company in May 2000, Mr. Drinkwater had been the Assistant Director for the Established Industries Division of the Arkansas Department of Economic Development and was on the Advocacy Team from November 1988 until January 2000. From September 1986 until July 1988, he owned and operated Town and Country Waste Services, Inc., a waste services company engaging in the development of waste recycling, energy recovery, and disposal systems. From April 1981 until January 1987, Mr. Drinkwater was the Resource Recovery Manager for Metropolitan Trust Company, and was primarily involved in waste-to-energy systems development. From July 1974 until April 1981, Mr. Drinkwater worked for the State of Arkansas as Assistant to the Chief of the Solid Waste Control Division of the Arkansas Department of Pollution Control & Ecology and as the Manager of the Biomass and Resource Recovery Program of the Arkansas Department of Energy.

      Jerry B. Burkett was appointed to the board of directors of the Company in May 1993. Mr. Burkett has been a rice and grain farmer since 1979 and has been a principal in other closely held businesses. He is the past president of the Arkansas County Farm Bureau. In April 2002, Mr. Burkett was elected to serve as a director of the Ag Heritage Farm Credit Services board.

      Michael M. Tull was appointed to the board of directors of the Company in December 1998. Mr. Tull has served since 1990 as the president and majority owner of Tull Sales Corporation, a manufacturer’s representative company, which professionally represents eight manufacturing companies and is responsible for the sales and marketing of those companies’ window and door related components in the southeastern United States. Mr. Tull serves on boards of several closely held family businesses and is the chairman and a member of the board of directors of the National Wild Turkey Federation, which is one of the largest North American conservation organizations.

      Samuel L. “Tony” Milbank was elected to the board of directors in July 2000. From 1997 to the present, Mr. Milbank has been a managing director of Zanett Securities Corporation, an investment advisory company focusing on small and microcap companies. From 1992 to 1996, Mr. Milbank was a senior vice-president and sales manager with Lehman Brothers, Inc. in New York, where he managed a team that provided interest rate and currency risk management for central banks and other official institutions. From 1973 to 1992, Mr. Milbank worked with Salomon Brothers, Inc. as a director and manager of the international department. Since 1990, Mr. Milbank has served as chairman of Milbank Memorial Fund, a private operating foundation (established in 1905), concerned with environmental and public health issues. He has a BS from Columbia

University and a MBA in Finance from The Amos Tuck School of Business Administration at Dartmouth College.

      Melinda Davis was elected to the board of directors in July 2001. Since December 2000 to the present, Ms. Davis has provided professional consulting services in the areas of financial management and cost accounting for manufacturing operations. Ms. Davis retired as senior vice-president and treasurer from Allen Canning Co. in December 2000, after serving for 39 years in various accounting and financial management positions.

      Jim Robason was elected to the board of directors in July 2003. Mr. Robason joined Allen Canning Co. in 1967. In 1974, Mr. Robason was appointed senior vice-president-operations until his retirement in 2002. As senior vice-president of operations with Allen Canning Co., he was responsible for the operation of twelve plants with plant managers and raw product procurement managers, as well as special projects engineering, reporting to him. He has a vast amount of knowledge in all phases of manufacturing including infrastructure, building, equipment and engineering; excellent management skills with a focus on the full production arena from product procurement through the production process. Mr. Robason is a graduate of West Texas State University. He has served on the Allen Canning executive committee and the Allen Canning profit sharing/retirement plan committee in addition to his operations responsibilities.

      Joe G. Brooks, Stephen W. Brooks and J. Douglas Brooks are brothers and sons of Marjorie S. Brooks. There are no other familial relationships between the current directors and executive officers.

      Each of the Company’s directors has been elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the board of directors.

CORPORATE GOVERNANCE

Independence of Directors

      The board of directors has determined that all the directors nominated for election are independent under the Nasdaq Stock Market’s (“Nasdaq”) director independence standards with the exception of Marjorie S. Brooks, secretary and treasurer, Joe G Brooks, chairman, Co-CEO and president, Stephen W. Brooks, Co-CEO, and Michael M. Tull.

      The Company will begin holding regularly scheduled executive sessions of the board of directors in which only independent members of the board are present. The chairpersons of the audit committee, compensation committee and nominating and corporate governance committee will each preside over the meetings on a rotating basis.

      The Company encourages, but does not require, directors to attend annual meetings of stockholders. At the Company’s 2003 stockholder meeting all members of the board at the time of the meeting attended.

Board Meeting and Certain Committees Reports and Meetings

      During the Company’s fiscal year ended December 31, 2003, the board of directors held eight meetings. All directors attended 75% or more of the total number of meetings of the board of directors and its committees that he or she was required to attend.

      The audit committee of the board of directors consists of three independent directors under Nasdaq’s director and audit committee independence standards: Jerry B. Burkett, Melinda Davis (chair) and Sal Miwa. The audit committee is directly responsible for the engagement of the Company’s independent accountants and is responsible for approving the services performed by the Company’s independent accountants and for reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls. The audit committee met five times in 2003.

      During 2003 and through June 4, 2004, the compensation committee consisted of Marjorie S. Brooks, Samuel L. “Tony” Milbank (chair), and Michael M. Tull. The compensation committee establishes and administers the Company’s stock option plans on behalf of the board of directors and approves stock options granted thereunder, and reviews and recommends to the board for determination base salary and bonus and other compensation arrangements. The compensation committee met two times in 2003. The composition of the compensation committee was changed at the June 4, 2004 board meeting to the following three independent directors under Nasdaq independence standards: Samuel L. “Tony” Milbank (chair), Sal Miwa and Jim Robason.

      During 2003 and through June 4, 2004, the nominating and corporate governance committee consisted of Samuel L. “Tony” Milbank and Michael M. Tull (chair). The nominating and corporate governance committee evaluates the efforts of the Company and board of directors to maintain effective corporate governance practices. The committee identifies candidates for election to the board of directors. The nominating and corporate governance committee met one time in 2003. The committee was changed at the June 4, 2004 board meeting to the following three independent directors under Nasdaq independence standards: Jerry B. Burkett (chair), Linda Davis and Jim Robason.

      The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The committee also considers such factors as relevant expertise and experience, ability to devote sufficient time to the affairs of the Company, demonstrated excellence in his or her field, the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of the Company’s stockholders. Candidates for director will be reviewed in the context of the current composition of the board, the operating requirements of the Company and the long-term interests of stockholders.

      The nominating and corporate governance committee does not have a formal process for identifying and evaluating nominees for directors. Instead, it uses its network of contacts to identify potential candidates. The committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The committee will meet to discuss and consider such candidates’ qualifications and then select a nominee for recommendation to the board by majority vote.

      Although the nominating committee has not established procedures for considering nominees recommended by stockholders, the committee will consider director candidates recommended by stockholders, and those candidates will receive substantially the same consideration that candidates recommended by the nominating and corporate governance committee receive. Stockholders wishing to recommend director candidates for consideration by the committee may do so in writing to the corporate secretary at least 180 days in advance of the annual meeting, giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

      The charters of the audit, compensation and nominating and corporate governance committees are available on the corporate website at www.aertinc.com. The Company is implementing a corporate “Hotline” through which the audit committee, the board of directors and the Corporate Compliance officer may be contacted, as appropriate. This service and number will be on the corporate website in the near future.

AUDIT COMMITTEE REPORT

      The following report of the audit committee for fiscal year 2003 does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference therein.

      The audit committee of the Company is composed of three non-employee directors, and each member of the committee is independent in accordance with the policy of the National Association of Security Dealers applicable to Nasdaq listed companies. The committee operates under a written charter adopted by the board of directors.

      Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee’s responsibility is to monitor and oversee the Company’s financial reporting process and report its findings to the board of directors.

      The committee fulfills its responsibilities through periodic meetings with management and independent auditors. The committee reviewed and discussed with management and independent auditors the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2003. The committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors the auditor’s independence.

      On the basis of these reviews and discussions, the audit committee recommended to the board of directors that the board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for the filing with the Securities and Exchange Commission (“SEC”).

      The audit committee has considered whether the provision of non-audit services by the independent auditors Tullius Taylor Sartain & Sartain LLP (“Tullius Taylor”) is compatible with maintaining auditor independence. No non-audit services were provided by Tullius Taylor during fiscal year 2003.

Submitted by the audit committee,

Jerry B. Burkett	Melinda Davis (chair)	Sal Miwa

COMPENSATION COMMITTEE REPORT

      The following report of the compensation committee for fiscal year 2003 does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference therein.

      During fiscal year 2003, the compensation committee consisted of Marjorie S. Brooks, Samuel L. “Tony” Milbank (chair) and Michael M. Tull. The compensation committee establishes and administers the Company’s stock option plans on behalf of the board of directors and approves stock options granted thereunder and, during fiscal year 2003, reviewed and advised the full board with respect to base salary and bonus and other compensation arrangements. In order to comply with Nasdaq’s new director independence and executive officer compensation standards, the board has delegated responsibility for executive compensation matters to the compensation committee, which now is responsible for implementing executive compensation policies and recommending to the board for determination the compensation of the Company’s executive officers.

      The overall compensation policy of the Company is to maximize stockholder return by combining annual and long-term compensation to executives based upon corporate and individual performance. Annual compensation is paid in the form of base salary, which during fiscal year 2003 was determined by the board based upon the compensation committee’s recommendations and taking into account competitive factors and the historic salary structure for various levels of responsibility within the Company, as well as those factors discussed below, and also taking into account senior management’s recommendation as to appropriate compensation for members of management reporting to them. Additionally, during fiscal year 2003 the board reserved the right to grant cash bonuses to executives, if the Company’s performance so warranted. Long-term compensation to executives is built around the Company’s stock option programs.

      During fiscal year 2003, base salaries were reviewed and approved by the full board and will be reviewed thereafter on a periodic basis as determined appropriate by the board. Base salaries are determined based upon a number of factors, including level and scope of responsibility, salaries paid for comparable positions at similarly situated companies and individual and corporate performance.

      The compensation of each Co-CEO is based upon the same procedures and criteria as described above relating to executive compensation in general. In awarding stock options, consideration is given to each Co-CEO’s performance and overall contribution to the Company. In determining each Co-CEO’s total compensation, consideration is given to such factors as his performance and contribution to the attainment of the Company’s goals.

      The Company effects stock option grants from time-to-time as a mechanism for providing long-term, non-cash compensation to executives. The board and compensation committee believes that stock options are (especially in the context of an emerging growth company) an effective incentive for executives and managers to create value for the Company and its stockholders since the value of an option bears a direct relationship to appreciation in the Company’s stock price. By utilizing stock-based compensation, the Company can focus much-needed cash flow, which would otherwise be paid out as compensation, back into the daily operations of the business. Individual stock option grants are subjectively determined based upon a number of factors, including individual performance and prior year’s grants. Based upon these factors, during 2003 there were 15,000 options issued to purchase Class A common stock, none of which were issued to executive officers. All option grants were made at an exercise price equal to or greater than the fair market value of the underlying stock on the date of grant.

Submitted by,

Compensation Committee:	Board of Directors:

Marjorie S. Brooks Samuel L. “Tony” Milbank (chair) Michael M. Tull	Joe G. Brooks Melinda Davis	Stephen W. Brooks Sal Miwa	Jerry B. Burkett Jim Robason

DIRECTOR COMPENSATION

      Non-employee directors are entitled to receive cash compensation for serving on the Company’s board of directors, as follows: board meeting fee — $1,500 for the first day and $500 for each day thereafter, and $500 for each half day board meeting; committee meeting fee — $500; and teleconference fee — $250. Directors are reimbursed for out-of-pocket expenses in connection with their attendance at meetings. In addition, the Company may request that directors perform special services for the Company in their capacity as directors, such as meeting with third parties with whom the Company does or proposes to do business, and in such event the Company pays such members a per diem rate of $1,000.

      Directors are paid long-term compensation in the form of annual stock option grants to purchase 25,000 shares of Class A common stock at the fair market value of said stock on the date of such grant. Also, certain directors are hired on a contract basis from time to time by the board of directors to perform services for the Company to the extent consistent with Nasdaq’s director independence standards and the Company’s Code of Business Conduct and Ethics.

EXECUTIVE OFFICER COMPENSATION

      The following table sets forth the aggregate compensation paid by the Company during the three years ended December 31, 2003, to each executive officer of the Company whose aggregate compensation in 2003 exceeded $100,000, and to the chief executive officers.

Summary Executive Compensation Table

					Long-Term
					Compensation
					Awards
		Annual Compensation
Name and					Securities Underlying
Principal Position	Year	Salary(1)($)		Bonus($)	Options/SARS(#)

Stephen W. Brooks	2003	52,000	(2)	0	0
Co-CEO	2002	0		0	0
	2001	0		0	0
Joe G. Brooks	2003	157,500		15,000	0
Co-CEO	2002	201,154		51,500	0
	2001	105,000		0	0

(1)	Excludes perquisites less than $50,000 and that do not exceed 10% of salary and bonus.

(2)	Paid pursuant to a non-employee consulting agreement with the Company.

Aggregated Option Exercises in Year ended December 31, 2003

and Option Values at December 31, 2003

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
			Options at	Options at
	Shares		December 31, 2003(#)	December 31, 2003($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Stephen W. Brooks	0	0	525,000/0	515,550/ 0
Joe G. Brooks	0	0	246,667/0	252,892/ 0

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During fiscal year 2003, the board of directors, as a whole, reviewed and acted upon personnel policies and executive compensation matters. In order to comply with Nasdaq’s new director independence and executive officer compensation standards, the board has delegated responsibility for executive compensation matters to the compensation committee, which now is responsible for implementing executive compensation policies and recommending to the board for determination the compensation of the Company’s executive officers. Joe G. Brooks and Stephen W. Brooks serve as executive officers of the Company; however, such individuals do not participate in compensation decisions or in forming compensation policies in which they have a personal interest, nor do they vote on any such matters.

Limited Liability of Officers and Directors

      The Delaware Supreme Court has held that a director’s duty of care to a corporation and its stockholders requires the exercise of an informed business judgment. Having become informed of all material information reasonably available to them, directors must act with requisite care in the discharge of their duties. The Delaware general corporation law permits a corporation through its certificate of incorporation to exonerate its directors from personal liability to the corporation or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, with certain exceptions. The exceptions include a breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, improper declarations of dividends and transactions from which the directors derived an improper personal benefit. The Company’s certificate of incorporation exonerates its directors, acting in such capacity, from monetary liability to the extent permitted by this statutory provision. The limitation of liability provision does not eliminate a stockholder’s right to seek non-monetary, equitable remedies such as injunction or rescission to redress an action taken by directors. However, as a practical matter, equitable remedies may not be available in all situations and there may be instances in which no effective remedy is available.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than ten-percent of a registered class of the Company’s securities to file reports of ownership and changes in ownership with the SEC and National Association of Securities Dealers. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all forms filed pursuant to Section 16(a). Based on a review of the copies of such forms received by it and written representations from certain reporting persons that no Forms 4 or Forms 5 were required for those persons, the Company believes that during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements were met.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During 2003, the Company had an agreement with an affiliate, Brooks Investment Co., controlled by Marjorie S. Brooks whereby the Company agreed to transfer certain of its trade receivables as collateral, which Brooks Investment Co. deemed acceptable, up to $2.5 million at any one time. Upon acceptance of a transfer of a receivable, Brooks Investment Co. remitted to the Company 85% of the receivable, as defined in the agreement. Upon collection of the receivable, the Company remitted to Brooks Investment Co. 1.25% of the receivable as a factoring charge, and the additional 13.75% of the receivable was remitted to the Company, less interest costs, which were based on the time period over which the receivable was outstanding. The Company indemnified Brooks Investment Co. for any loss arising out of rejections or returns of any merchandise, or any claims asserted by the Company’s customers. During 2003, the Company transferred an aggregate of approximately $45 million in receivables under this agreement, of which $2.1 million remained to be collected as of December 31, 2003. During 2002 and 2001 the Company transferred an aggregate of approximately $42.8 million and $34 million, respectively, in receivables under this agreement, none of which remains to be collected. Costs of $512,233, $343,752 and $517,349 associated with the factoring agreement were included in selling and administrative costs at December 31, 2003, 2002 and 2001, respectively. At December 31, 2003, accounts payable-related parties included advances on factored receivables under the agreement with Brooks Investment Co. of approximately $1.8 million.

      Joe G. Brooks has personally guaranteed the Company’s credit with American Express Company and Ford Motor Credit Company. The current amount approximates $225,000. Marjorie S. Brooks has personally guaranteed $4 million of the Company’s $14.4 million bonds payable. The guaranty will be released subject to certain conditions specified in the guaranty agreement. The Brooks’ receive no compensation for their guarantees.

Item 1:     Board of Directors Proposal:

Election of Directors

      The bylaws of the Company provide that the number of directors constituting the board of directors shall be determined from time to time by resolution of the board of directors. The board of directors has set the number of directors at nine. The Company currently has nine directors and at the meeting nine directors are to be elected by the holders of shares of outstanding Class A and Class B common stock and Series B preferred stock voting together as a single class. To be elected, each director must receive a plurality of the votes cast at the annual meeting. All directors serve for a term of one year and until their successors are duly elected and qualified. Each outstanding share of Class A common stock entitles the holder thereof to one vote with respect to the election of each of the nine director positions to be filled, each outstanding share of Class B common stock entitles the holder thereof to five votes with respect to the election of each of the nine director positions to be filled, and each outstanding share of Series B preferred stock is entitled to 2,500 votes per share.

      The enclosed form of proxy provides a method for stockholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. If you wish to grant authority to vote for all nominees, check the box marked “FOR”. If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD”. If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked “FOR” and indicate the names(s) of the nominee(s) for whom you are withholding the authority to vote by drawing a line through the name(s) of such nominee(s). If you withhold authority to vote your shares, such vote will be treated as an abstention and, accordingly, your shares will neither be voted for or against a director but will be counted for quorum purposes.

      The nine nominees for director are: Joe G. Brooks, Marjorie S. Brooks, Stephen W. Brooks, Jerry B. Burkett, Melinda Davis, Samuel L. Milbank, Sal Miwa, Jim Robason, and Michael M. Tull. All of the nominees are presently directors of the Company. Joe G. Brooks is chairman, co-chief executive officer and president, Sal Miwa is vice-chairman of the board of the Company and Stephen W. Brooks is currently co-chief executive officer.

      The enclosed proxy, if properly signed and returned, will be voted for the election of the nine nominees named above, unless authority to vote is withheld. Management recommends that the stockholders vote in favor of the nine nominees named above.

      In the event one or more nominees become unavailable for election, votes will be cast, pursuant to authority granted by the enclosed proxy, for such substitute nominees as may be designated by the board of directors. The board of directors has no reason to believe that any nominee will be unable to serve, if elected.

Item 2:     Board of Directors Proposal:

Ratification of Appointment of Independent Auditors

Introduction

      Subject to ratification by the stockholders, the board’s audit committee has selected Tullius Taylor to be the Company’s independent auditors. Tullius Taylor has acted as the Company’s independent auditors since 2001. The audit committee may terminate the appointment of Tullius Taylor as independent auditors without stockholder approval whenever the audit committee deems necessary or appropriate.

      Representatives of Tullius Taylor are expected to attend the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Required Vote

      Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the meeting. In the event that the Company’s stockholders fail to ratify the appointment of Tullius Taylor, the selection of the Company’s independent auditors will be submitted to the Company’s audit committee for reconsideration.

      We are asking you to ratify that appointment.

STOCK PERFORMANCE CHART

      This graph shows the Company’s cumulative total stockholder return during the five fiscal years ended December 31, 2003, with the cumulative total returns of the Media General Industry Group 63-Materials and Construction and the Nasdaq Market Index. The comparison assumes $100 was invested on December 31, 1998 in Company common stock and in each of the indices shown and assumes that all of the dividends were reinvested.

FIVE-YEAR CUMULATIVE TOTAL RETURNS

Value of $100 Invested at Year-End 1998

	1998	1999	2000	2001	2002	2003

Advanced Environmental	$100	380.78	92.31	141.54	147.69	193.23
Materials and Construction	$100	83.15	85.57	96.34	83.78	125.18
Nasdaq Market Index	$100	176.37	110.86	88.37	61.64	92.68

INDEPENDENT AUDITORS

Auditor Fees

      The information below sets forth the fees charged by Tullius Taylor during 2003 and 2002 for services provided to the Company in the following categories and amounts:

	2003	2002

Audit fees	$86,750	$81,500
Audit-related fees	—	—
Tax fees	—	—
All other fees(1)	—	1,500

Total	$86,750	$83,000

(1)	Fees for pre-proposal needs assessment for inventory tracking system.

      All of Tullius Taylor’s fees for 2002 and 2003 were pre-approved by the audit committee through a formal engagement letter with Tullius Taylor. The audit committee’s policy is to pre-approve all services by the Company’s independent accountants.

OTHER MATTERS

      The board does not intend to present any items of business other than those stated in the Notice of Annual meeting of stockholders. If other matters are properly brought before the meeting, the persons named in the proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

COST AND METHOD OF PROXY SOLICITATION

      The Company will pay the cost of proxy solicitation. In addition to solicitation by mail, arrangements will be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Officers and other regular employees of the Company may, if necessary, request the return of proxies by mail, telephone, Internet or in person.

ADDITIONAL INFORMATION AVAILABLE

      Upon written request of any stockholder, the Company will furnish, without charge, a copy of the Company’s 2003 annual report on Form 10-K, as filed with the SEC, including the financial statements and schedules. The written request should be sent to the secretary, at the Company’s executive office. The written request must state that, as of May 28, 2004, the person making the request was a beneficial owner of capital stock of the Company.

      The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to

Marjorie S. Brooks, secretary of the Company, Post Office Box 1237, Springdale, Arkansas 72765, by registered, certified or express mail.

STOCKHOLDER PROPOSALS

      If you want to present a proposal for possible inclusion in the Company’s proxy statement for the annual meeting of stockholders in 2005, you may do so by following the procedures described in SEC Rule 14a-8 by sending the proposal to Marjorie S. Brooks, secretary of the Company, Post Office Box 1237, Springdale, Arkansas 72765, by registered, certified or express mail. Proposals must be received on or before February 25, 2005.

      The foregoing Notice and Proxy Statement are sent by order of the board of directors.

Joe G. Brooks
Chairman

Dated: June 22, 2004

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JULY 22, 2004

The undersigned hereby appoints Joe G. Brooks, as proxy, with full power to appoint his substitute, and hereby authorizes such proxy to represent and vote, as designated on this proxy, all shares of common stock and preferred stock of Advanced Environmental Recycling Technologies, Inc. held of record by the undersigned on the record date May 28, 2004 at the annual meeting of stockholders of the Company to be held at the Northwest Arkansas Holiday Inn Convention Center, Springdale, Arkansas on Thursday, July 22, 2004 at 7:00 p.m., local time, and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Items 1 and 2. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be signed on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

Advanced Environmental Recycling Technologies, Inc.

July 22, 2004

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
COMPANY NUMBER
-OR-

TELEPHONE — Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your control number and proxy card available when you call.	ACCOUNT NUMBER

-OR-	CONTROL NUMBER

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

 êPlease detach along perforated line and mail in the envelope provided IF you are not voting via telephone or Internet.ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR All nominees	WITHHOLD authority for all nominees	FOR ALL EXCEPT (See instructions below)	Nominees:	Joe G. Brooks Marjorie S. Brooks Stephen W. Brooks Jerry B. Burkett Melinda Davis
1.	Election of	☐	☐	☐		Samuel L. Milbank
	Directors					Sal Miwa
Jim Robason
Michael M. Tull

INSTRUCTION:

To withhold authority to vote for any individual
nominee(s), mark "FOR ALL EXCEPT" and
fill in the circle next to each nominee you wish
to withhold, as shown here:●

		FOR	AGAINST	ABSTAIN
2.	Ratification of Tullius Taylor Sartain & Sartain LLP, independent public accountants, as the Company’s auditors.	☐	☐	☐

The undersigned acknowledges receipt of the formal notice of such meeting and the 2003 Annual Report of the Company.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature:	DATE:	, 2004	Signature:	DATE:	, 2004

Note: Please sign above exactly as your name or names appear on the Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.